UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2012
Date of Report (Date of earliest event reported)

DAYSTAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34052	84-1390053
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

2280 Leckie Road, Suite B
Kelowna, B.C. V1X-6G6 Canada
(Address of Principal Executive Offices) (Zip Code)

(778) 484-5159
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

On December 12, 2012, William (Bill) Richardson was appointed as a director of Daystar Technologies Inc. (the “Company”), by the Company’s Board of Directors.

William (Bill) Richardson, Director

Richardson recently completed his second term as Governor of New Mexico in January 2011. He was elected Governor in 2002 and re-elected in 2006 with the support of 69 percent of voters, representing the largest margin of victory for any Governor in state history.

Prior to being elected governor, Mr. Richardson served for 15 years in New Mexico representing the 3rd Congressional District. In 1997 &1998 Mr. Richardson served as the U.S. Ambassador to the United Nations, and he was unanimously confirmed by the U.S. Senate as Secretary of the U.S. Department of Energy under the President Clinton’s Administration.

Since leaving his public service office, Mr. Richardson was named chairman of APCO Worldwide's executive advisory service Global Political Strategies (GPS) and Special Envoy for the Organization of American States (OAS), adding another platform for initiatives within peace and reconciliation in the Western hemisphere. In addition, Mr.Richardson serves as Senior Fellow for Latin America at Rice University's James A. Baker III Institute for Public Policy and has joined several non-profit and for- profit boards, including Abengoa's International Advisory Board, the fifth largest biofuels producer in the U.S., WRI World Resources Institute, Refugees International and the National Council for Science and the Environment.

SECTION 8	OTHER EVENTS

ITEM 8.01	OTHER EVENTS

On December 12, 2012, the Company issued a press release announcing the appointment of William (Bill) Richardson which is filed as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated December 12, 2012 of Daystar Technologies Inc., announcing the appointment of William (Bill) Richardson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: December 12, 2012	By /s/ Peter A. Lacey
Peter A. Lacey
Interim Chief Executive Officer